UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2023
AppHarvest, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39288	84-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (606) 653-6100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On July 5, 2023, AppHarvest Berea Farm, LLC (“AppHarvest Berea”) received a Notice of Default and Termination (the “Termination Letter”) from Mastronardi Berea LLC (“Mastronardi”), as landlord, under that certain Lease Agreement dated as of December 27, 2022 (as amended, modified or supplemented from time to time, the “Lease”) with respect to the leased property described in the Lease (the “Leased Property”) and located on 40 acres of land in Madison County, Kentucky. The Lease is described and has been previously filed as Exhibit 10.39 to the Company’s Form 10-K for the fiscal year ended December 31, 2022.

The Termination Letter alleges an ongoing and continuing violation of Section 8.1(n) of the Lease with respect to maintenance of minimum production volumes at the Leased Property, which Mastronardi alleges entitles it to terminate the Lease in accordance with its terms as set forth in Section 8.2 of the Lease. The Termination Letter, moreover, demands that AppHarvest Berea vacate the Leased Property, and includes an assertion of reserved rights to initiate legal proceedings against AppHarvest Berea in connection therewith.

AppHarvest Berea (together with AppHarvest, Inc. and its affiliates and subsidiaries, as applicable, the “Company”) contests that there has been or continues to be a violation under Section 8.1(n) of the Lease (or any other provision thereof) and has expressly reserved all rights that it has under the Lease and applicable law with respect to the Termination Letter, including any right it may have to counterclaims or the offset of any damages resulting from Mastronardi’s attempted termination. The Company is working with Mastronardi to come to a resolution and will pursue a defense to any enforcement action taken by Mastronardi, but the Company cannot guarantee a resolution on a timely basis, on favorable terms, or at all. If the Company is unable to resolve the alleged defaults under the Lease, it would have a material adverse effect on the Company’s liquidity, financial condition and results of operations, and could cause the Company to become bankrupt or insolvent.

Item 8.01 Other Events

On June 30, 2023, the Board of Directors of the Company (the “Board”) elected to defer an approximately $455,720 interest payment (the “Equilibrium Interest Payment”) due on such date in respect of that certain Credit Agreement, dated July 23, 2021 (the “Equilibrium Credit Agreement”), between AppHarvest Richmond Farm, LLC, as borrower (the “Borrower Subsidiary”), and CEFF II AppHarvest Holdings, LLC, a Delaware limited liability company, an affiliate of Equilibrium Sustainable Foods, LLC (“Equilibrium”), as lender (“CEFF”) and to enter a five-day grace period with respect to such payments.

On July 5, 2023, the Board elected to continue deferring payment of the Equilibrium Interest Payment past the expiration of the applicable grace period. Such non-payment may constitute an event of default under the Equilibrium Credit Agreement. The Company is continuing dialogue with Equilibrium in an effort to bring resolution to the matter, but the Company cannot guarantee a resolution on a timely basis, on favorable terms, or at all.

Following any event of default, CEFF has the right to pursue, among other things, (i) judicial foreclosure of certain real property of the Borrower Subsidiary located in Richmond, Kentucky, together with associated personal property and fixtures (the “Richmond Property”) and/or a foreclosure of the pledge of 100% of the limited liability company ownership interests in the Borrower Subsidiary by AppHarvest Operations, Inc., a Delaware corporation (the “Pledge”), which may result in a court-ordered auction of the Richmond Property and/or the limited liability company interests set forth in the Pledge, (ii) the court-ordered appointment of a receiver to take possession of the Richmond Property, and/or (iii) a suit against the Borrower Subsidiary to recover the debt, including any deficiency resulting in the event that the net revenue from a court-ordered sale of the Richmond Property and/or Pledge is less than the amount then-owing to CEFF under the Equilibrium Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: July 11, 2023
	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)